FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☒ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: NEXTTRIP, INC. Entity or Nevada Business Identification Number (NVID): NV19851021209
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Series D Convertible Preferred — Date of Designation: 01/28/2020 No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * See attached.
8. Signature: (Required)	X [signature] Signature of Officer — Date: 2/25/2025

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

RESOLUTIONS OF
TH BOARD OF DIRECTORS OF
NEXTTRIP, INC.

Withdrawal of Certificate of Designations

WHEREAS, the Company's amended and restated articles of incorporation, as amended (the "Articles"), provide the Board with the authority to establish one or more series of preferred stock, with such powers, designations, preferences, limitations, restrictions, and relative rights to be set forth in a certificate of designation filed with the Nevada Secretary of State for each series;

WHEREAS, pursuant to that certain Certificate of Designation filed with the Nevada Secretary of State on February 15, 2017, the Board designated certain shares of the Company's preferred stock as Series A Preferred Stock (the "Series A Preferred Designation");

WHEREAS, pursuant to that certain Certificate of Designation filed with the Nevada Secretary of State on April 6, 2018, the Board designated certain shares of the Company's preferred stock as Series B Convertible Preferred Stock (the "Series B Preferred Designation");

WHEREAS, pursuant to that certain Certificate of Designation filed with the Nevada Secretary of State on June 25, 2018, the Board designated certain shares of the Company's preferred stock as Series C Convertible Preferred Stock (the "Series C Preferred Designation");

WHEREAS, pursuant to that certain Certificate of Designation filed with the Nevada Secretary of State on January 28, 2020, the Board designated certain shares of the Company's preferred stock as Series D Convertible Preferred Stock (the "Series D Preferred Designation");

WHEREAS, pursuant to that certain Certificate of Designation filed with the Nevada Secretary of State on January 26, 2024, the Board designated certain shares of the Company's preferred stock as Series G Convertible Preferred Stock (the "Series G Preferred Designation");

WHEREAS, at this time, there are no outstanding shares under any of the Series A Preferred Designation, Series B Preferred Designation, Series C Preferred Designation, Series D Preferred Designation, or Series G Preferred Designation;

WHEREAS, pursuant to NRS 78.1955(6), if shares of a class or series of stock established by a certificate of designation are not outstanding, the Company may file a certificate which states that no shares of the class or series are outstanding and which contains the resolution of the Board authorizing the withdrawal of the certificate of designation establishing the class or series of stock;

WHEREAS, the Board believes it to be in the best interest of the Company to authorize the withdrawal of the Series A Preferred Designation, Series B Preferred Designation, Series C Preferred Designation, Series D Preferred Designation, and the Series G Preferred Designation and in accordance with NRS 78.1955(6) the undersigned have caused the Company to prepare the Withdrawals of Designation, in the forms attached hereto as Exhibit A (the "Withdrawals of Designation"), which withdraw the Series A Preferred Designation, Series B Preferred Designation, Series C Preferred Designation, Series D Preferred Designation, and the Series G Preferred Designation such that there is no Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred Designation, or Series G Preferred, any such series are eliminated from the Articles, and the shares designated under any such series are restored to the group of undesignated preferred stock of the Company; and

WHEREAS, the Board has received and reviewed the terms and conditions of the Withdrawal of Designation and believes it to be in the best interest of the Company to authorize, approve, ratify, and validate the Withdrawal of Designation pursuant to NRS 78.1955(6).

NOW, THEREFORE, BE IT RESOLVED, that the undersigned, pursuant to NRS 78.1955(6), hereby authorize, approve, ratify, and validate the Withdrawals of Designation; and it is

RESOLVED FURTHER, that each of the Company's CEO, the Company's CFO and the Company's Corporate Secretary (each, an "Authorized Officer"), be and hereby is authorized, empowered and directed, for, in the name and on behalf of the Company, to file the Withdrawals of Designation with the Nevada Secretary of State, and to execute and deliver such other documents and take such other actions as such Authorized Officer shall determine to be necessary or appropriate with respect to this resolution.

Omnibus Resolutions

RESOLVED, that each Authorized Officer be authorized, empowered and directed on behalf of the Company to take any and all actions and execute such additional documents and instruments as each may deem necessary or appropriate to carry out the purposes of the foregoing resolutions and the transactions contemplated thereby; and it is

RESOLVED FURTHER, that any and all actions heretofore or hereafter taken by the officers of the Company within the intent of the foregoing resolutions are hereby ratified, confirmed and approved in all respects; and it is

RESOLVED FURTHER, that this Unanimous Written Consent may be executed in counterparts, and signature pages may be delivered by email, facsimile, or other electronic transmission, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.